UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026

FG NEXUS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36366	46-1119100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6408 Bannington Road Charlotte, NC	28226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 994-8279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FGNX	The Nasdaq Stock Market LLC

8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	FGNXP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Potential Transaction

The Board of Directors (the “Board”) of FG Nexus Inc. (the “Company”) recently convened to review and discuss potential strategic alternatives to enhance long-term stockholder value and further the Company’s strategic objectives.

As part of this review, the Board discussed a potential business combination transaction with FG Communities, Inc. (“FG Communities”). FG Communities, which was established by the founders of Fundamental Global LLC, is committed to the preservation and improvement of affordable housing with a focus on acquiring, developing and managing manufactured housing communities (the “Potential Transaction”). The Board’s discussions were preliminary in nature and no decisions or agreements have been reached. There can be no assurance that the Potential Transaction will be pursued or consummated.

Since the Potential Transaction will be considered a related party transaction, the Board intends to establish a special committee composed solely of independent directors (the “Special Committee”) to evaluate the Potential Transaction or other strategic alternatives with FG Communities. The Special Committee is expected to retain an independent financial advisor to provide a fairness opinion for the Potential Transaction and to assist in the Board’s evaluation and negotiation of the Potential Transaction.

The Company intends to advance its strategy to become a leader in the tokenization of real-world assets (the “RWA Strategy”). With the potential transaction with FG Communities, the Company believes that it will be able to accelerate its RWA Strategy with an initial focus on affordable housing in the United States, particularly manufactured housing communities. The Company believes this strategy would align its digital asset platform with durable, income-producing real estate sectors that address critical housing needs.

Preliminary financial information as of March 31, 2026 and for the quarter ended March 31, 2026

The Company is also providing the following preliminary financial information as of March 31, 2026 and for the quarter ended March 31, 2026:

●	Cash and cash equivalents on hand totaled approximately $14.0 million,
●	The Company held digital assets, including 20,638 ETH and 7,659 WSTETH with a combined carrying value of approximately $57.8 million and a combined estimated market value of approximately $63.2 million,
●	Total debt outstanding of $1.9 million,
●	Outstanding shares of common stock of 6,530,207,
●	Outstanding shares of Series A Preferred Stock of 677,160,
●	Net asset value of approximately $11 per common share,
●	Total revenue of approximately $0.2 million,
●	Combined realized losses on digital assets and unrealized losses on measurement of fair value of ETH digital assets of approximately $37.0 million, and
●	Loss from continuing operations of approximately $40.0 million - $45.0 million.

The above preliminary financial information is subject to completion of the Company’s financial closing procedures and review by the Company’s independent public accounting firm and may differ materially from the final results that will be reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

For daily updates on the Company’s ETH holdings and the Company’s NAV tracker and additional information please visit the Company’s website at https://fgnexus.io/nav-tracker. The Company’s website and the information contained therein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Common Stock Repurchase Program and Series A Preferred Stock Repurchase Program

Under the previously announced share repurchase programs, through April 6, 2026, the Company has repurchased approximately 2.2 million shares of its common stock (Nasdaq: FGNX) at an average price, including commissions, of approximately $16.04 per share, and approximately 220 thousand shares of its Series A Preferred Stock (Nasdaq: FGNXP) at an average price, including commissions, of approximately $24.88 per share. As of April 6, 2026, there were 6,530,207 shares of common stock outstanding and 674,856 shares of Series A Preferred Stock outstanding.

The Company plans to resume purchases under its previously authorized share repurchase program for its common stock, effective immediately, subject to market conditions and other considerations. The Company plans to also continue purchases under its previously authorized share repurchase program for its Series A Preferred Stock, effective immediately, subject to market conditions and other considerations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FG NEXUS INC

Date: April 7, 2026	By:	/s/ Mark D. Roberson
	Name:	Mark D. Roberson
	Title:	Chief Financial Officer